ALLIED CAPITAL CORPORATION
RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is entered into by and between Allied Capital Corporation, a Maryland corporation (the “Company”) and        (“Employee”) and will be effective as of March 3, 2009 (the “Effective Date”).

WHEREAS, the Employee is a valued employee of the Company; and

WHEREAS, the Company desires to provide Employee with additional incentive to remain with the Company through 1) the issuance of a Stock Option Award; and 2) the issuance of a Retention Award that would be paid in the event of a Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations promulgated thereunder (“Section 409A”)) from the Company and all entities with whom the Company would be considered a single employer under Section 414(b) and (c) of the Code, within a certain period prior to or after a Change of Control.

NOW THEREFORE, the Company and the Employee agree to the following:

1)	Term: The term of this Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2011. In addition, this Agreement shall terminate upon the death of the Employee. However, if Employee dies after he has become entitled to a Retention Award under this Agreement, but while any amount of such award would still be payable to him had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to Employee’s estate.

2)	Stock Option Award: Employee has been granted an award of stock options on March 3, 2009, in accordance with the terms and conditions of the Allied Capital Corporation Amended Stock Option Plan and the Notice of Grant of Stock Options and Option Agreement (attached).

3)	Retention Award: If during the Term and within 90 days prior to a Change of Control or within 18 months following a Change of Control, the Employee experiences a Separation from Service due to (a) the termination of his employment by the Company or its successor or assigns for any reason other than Cause or (b) Employee’s termination of employment for Good Reason, Employee will be eligible for the award described in this paragraph 3, subject to execution of the Separation Agreement described in paragraph 4 herein. For the purposes of this Agreement:

a)	Company shall pay Employee the sum of $ (less withholdings required by law), in a lump sum payment on the first business day following the six month anniversary of the Termination Date.

b)	Provided that Employee makes a timely election to continue health and dental insurance benefits under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations issued thereunder (COBRA), the Company will pay Employee’s COBRA premiums as they become due for a period of up to 12 months or, if earlier, until Employee begins employment with a new employer. These payments will be made directly to the insurance carrier and shall begin no later than the date that occurs 10 days after the Separation Agreement becomes effective. Employee shall notify Employer upon acceptance of employment with a new employer.

4)	Release: Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay (or cause to be paid) any Retention Award or portion of a Retention Award under this Agreement unless and until the Executive executes a binding Separation Agreement, in such a form as the Company may reasonably request. Such Separation Agreement shall release all claims against the Company, its subsidiaries and other related parties relating to the Employee’s employment and termination. In addition, it shall include, among other things, certification that Employee has not disclosed and will not disclose any confidential information, that Employee has returned all Company property, and that Employee shall not disparage the Company, or its officers, directors or employees.

5)	Definitions:

a)	Cause: "Cause” shall mean that the Company has made a good faith determination that Employee: (a) has continued to fail to substantially perform duties or comply with Company policies after the Company has given Employee written notice of such failure; (b) has engaged in gross misconduct, moral turpitude, embezzlement, misappropriation of corporate assets, gross negligence or violation of any laws with which the Company is required to comply; (c) has become ineligible to serve as employee, officer or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended; (d) has committed, or pled “guilty” or “no contest” to any felony, or any crime involving breach of trust or dishonesty; or (e) has materially breached Employee’s fiduciary duty, duty of loyalty to the Company or duty not to disclose confidential information.

b)	Change of Control: “Change of Control” shall mean the occurrence of any of the following events after the Effective Date of this Agreement: (a) the sale or other disposition of all or substantially all of the Company’s assets; (b) the acquisition, whether directly, indirectly, beneficially (within the meaning of rule 13d-3 of the Securities Exchange Act of 1934, as amended (the 1934 Act)) or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing 15% or more of the aggregate voting power of the Company’s then-outstanding Common Stock by any “person” (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including, but not limited to, any corporation or group of persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or (c) the individuals who were members of the Board as of the Effective Date (the “Incumbent Board”) cease to constitute at least two-thirds of the Board; provided, however, that any director appointed by at least two-thirds of the then Incumbent Board or nominated by at least two-thirds of the Nominating Committee of the Board (a majority of the members of the Nominating Committee shall be members of the then Incumbent Board or appointees thereof), other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.

c)	Good Reason: “Good Reason” shall mean that without Employee’s consent: (a) Employee’s office has been relocated by the Company to a location more than 40 miles from Employee’s then current principal office or (b) Employee’s base compensation has been materially reduced. Employee’s termination for Good Reason shall be deemed to be an involuntary termination provided that Employee gives written notice to the Company of the existence of one of the Good Reason conditions above within ninety days of the initial existence of the condition and the Company is provided with a period of thirty days during which it may remedy the condition and fails to do so.

d)	Termination Date: “Termination Date” shall mean the date specified in a written notice of termination to the other party. In the case of a termination without Cause by the Company, such date shall be not less than thirty (30) days from the date such notice is given. In the case of a termination by Employee for Good Reason, such date shall be not less than seven (7) days or more than fifteen (15) days following the expiration of the 30 day remedy period described in Section 5(c) of this Agreement.

6)	In the event that payment of a Retention Award pursuant to this Agreement would result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code, and the regulations promulgated thereunder, such payments shall be reduced to the maximum amount which may be paid under Section 280G without exceeding such limits. Any reduction in payments necessary to comply with the requirements of this Agreement relating to the limitation of Section 280G or applicable regulatory limits shall be made in accordance with Section 409A of the Code.

7)	Mitigation: Employee shall not be required to mitigate the amount of any Retention Award payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Company hereunder except as provided otherwise herein.

8)	Binding Agreement: This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by the Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement may not be assigned by Employee but shall inure to the benefit of Employee, his heirs and personal representatives.

9)	Amendment of Agreement: This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto. Any such modification or amendment shall be subject to Section 409A of the Code and the regulations thereunder and any other applicable law.

10)	Knowing and Voluntary. Each party has read and fully understands this Agreement and has consulted with counsel of its own choosing before entering into this Agreement. Each party has had a reasonable time to consider this Agreement and is entering into it knowingly and voluntarily, without any duress or coercion.

11)	Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

12)	Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

13)	Dispute Resolution: Any disputes between Employee and the Company or any of its former, current or future parents, subsidiaries or affiliates (except claims for injunctive relief necessary to prevent irreparable harm or under either workers or unemployment compensation laws) shall be resolved in accordance with the Federal Arbitration Act. Arbitration will be conducted consistent with the American Arbitration Association’s National Rules for Resolution of Employment Disputes that are in effect at the time of the arbitration.

14)	Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be estoppels against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

15)	Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

16)	Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17)	Governing Law; Regulatory Authority. This Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Maryland, except to the extent that federal law is governing. If this Agreement conflicts with any applicable federal law as now or hereafter in effect, then federal law shall govern.

18)	Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreements, except the Notice of Grant of Stock Options and Option Agreement and the Indemnification Agreement, promises or arrangements, whether oral or written, between the Company or any predecessor of the Company and the Employee with respect to the subject matter contained herein. Any of Employee’s rights hereunder shall be in addition to any rights under benefit plans or agreement of the Company to which Employee is a party or in which Employee is a participant, including, but not limited to any Company sponsored employee benefit plans, indemnification agreements or stock option plans.

19)	Nothing in this Agreement changes the “at-will” nature of the Employee’s employment and either the Employee or the Company may end the employment relationship at any time without Cause or Good Reason.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EMPLOYEE	ALLIED CAPITAL CORPORATION
BY:	BY:

John M. Scheurer Chief Executive Officer & President

Date: Date: